EXHIBIT 10.38

May 9, 2021

Mark LaNeve

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Dear Mark:

On behalf of PTGi International Carrier Services, Inc. (the “Company”), it is my pleasure to offer you regular, full-time employment for the position of Chief Business Officer of Charge Enterprises, Inc. (“CRGE”), the ultimate parent company of the Company. You will report to Andrew Fox, CEO. Your start date will be June 1, 2021 (the “Start Date”), subject to the conditions set forth herein.

This offer is subject to written affirmation of the Company’s Code of Ethics and other then-prevailing policies and successful completion of a background check. Your employment with the Company is at-will meaning both you and the Company can end the employment relationship at any time and for any reason.

Your base salary will be $120,000, payable in accordance with payroll practices applicable to Company employees.

You will receive an incentive stock option to purchase 750,000 shares of CRGE’s common stock. The option will have a six-year term, and vest as follows: 25% on each first, second, third and fourth-year anniversary of the date of grant. The option exercise price will be $2.80.

You will be eligible for a discretionary bonus and share issuances (an “Option”) subject to achievement of objectives to be mutually agreed upon by you and CRGE. Annual discretionary bonuses are generally considered by the Compensation Committee in March following the performance year, i.e., March 2022 for 2021 performance, provided you are employed and in good standing on the date of consideration. Option issuances are subject to approval of the Board of Directors (the “Board”) of CRGE. The Option exercise price will be the closing price of CRGE’s common stock on the day in which the Board approves the grant.

Effective on the Start Date, you will be eligible to participate in the Company’s employee benefit plans for health, dental, vision, life insurance, voluntary life insurance, AD&D, and short-term and long-term disabilities.

Effective on the Start Date, you will be eligible for paid time off (“PTO”) of 27 days annually, accrued in accordance with payroll practices applicable to Company employees. Your PTO will be provided in accordance with the Company’s current policy on PTO leave, including but not limited to the fact that you will be eligible to carry forward a maximum of five (5) PTO days in any one year.

125 Park Avenue, 25th Floor, New York, NY 10017 www.ptgi-ics.com

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Effective on the Start Date, you will receive five (5) paid sick days to be used as needed during the calendar year in which your employment commenced. Thereafter, you will receive (5) paid sick days on January 1 of each year. In accordance with Company, unused sick days will be forfeited.

Sincerely,

Jamie Yung

Director of Human Resources

I accept the offer of employment as outlined above.

Mark LaNeve	Date

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